October 27, 2000



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

During the course of conducting the audit of the consolidated financial statements of First American Health Concepts, Inc. (the "Company") as of and for the year ended July 31, 2000 several previously unidentified accounting matters came to our attention that required additional time in order to complete our fieldwork. In addition, supporting documentation to adequately address these accounting matters in prior years was not readily available. As a result we are unable to furnish our audit report on the consolidated financial statements of the Company for the year ended July 31, 2000 without unreasonable effort and expense prior to October 30, 2000, the Form 10-KSB filing due date. We are in the process of completing the audit and anticipate issuing our audit report on or before November 14, 2000 in order to comply with the requirements of Rule 12b-25(b) of the Securities and Exchange Commission.


                                         Very truly yours,


                                         /s/ Pannell Kerr Forster of Texas, P.C.
                                         ---------------------------------------
                                         Pannell Kerr Forster of Texas, P.C.